* The confidential material contained herein has been omitted and filed separately with the Comission.

                               SUPPLY AGREEMENT
                               ----------------
                                    BETWEEN
                                    -------
                           ABBOTT LABORATORIES INC.
                           ------------------------
                                      AND
                                      ---
                         MAGAININ PHARMACEUTICALS INC.
                         -----------------------------


         THIS AGREEMENT is made, effective as of January 1, 1999, (the "Effective Date") by and between Abbott Laboratories Inc., an Illinois corporation, having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("Abbott"), and Magainin Pharmaceuticals Inc., a Delaware corporation, having a principal place of business at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462 ("Magainin").

         WHEREAS, Magainin is the owner of certain technology and patent rights to pexiganan acetate;

         WHEREAS, Magainin and Abbott have entered into a series of purchase order agreements, including addendums thereto, and a stock issuance agreement, pursuant to which Abbott has performed development activities leading to the creation and maintenance of a Drug Master File (the "DMF") for Bulk Drug Substance (the "Purchase Orders");

         WHEREAS, Abbott possesses large scale facilities for the production of commercial quantities of Bulk Drug Substance; and

         WHEREAS, Magainin desires Abbott to produce for Magainin commercial quantities of Bulk Drug Substance.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Magainin and Abbott agree as follows:

1.       Definitions
         -----------

         As used in this Agreement, the following words and phrases shall have the following meanings:

         1.1 "Affiliate" of a party hereto means any entity which controls, is controlled by, or is under common control with such party. For purposes of this definition, a party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation).

         1.2 "Bulk Drug Substance" means the bulk form of pexiganan acetate manufactured for Magainin by Abbott in accordance with the Bulk Drug Specifications.

         1.3 "Bulk Drug Specifications" means the written specifications for Bulk Drug Substance set forth in Exhibit A as amended from time to time pursuant to Subparagraph 6.1.

         1.4 "Confidential Information" means all information disclosed pursuant to this Agreement and the Purchase Orders in writing (or all information disclosed orally, visually and/or in another tangible form that is summarized in writing as to its general content within thirty (30) days after original disclosure and identified as being confidential), except any portion thereof that:

         (i) is known to the recipient, as evidenced by its written records before receipt thereof under this Agreement and the Purchase Orders;

         (ii) is disclosed to the recipient without restriction after acceptance of this Agreement by a third person who has the right to make such disclosure;

         (iii) is or becomes part of the public domain through no fault of the recipient; or

         (iv) is independently developed by or for the recipient by individuals or entities who have not had access to Confidential Information as evidenced by its written records.

         1.5 "Contract Quarter" means each three (3)-month calendar period beginning each January 1, April 1, July 1, and October 1, as the case may be, of each Contract Year, However, the first Contract Quarter means the period commencing on the first day of the first Contract Year and ending on the first to occur of March 31, June 30, September 30, or December 31 of the first Contract Year.

         1.6 "Contract Year means the twelve month period commencing on the Effective Date and each anniversary thereof.

         1.7      "Effective Date" shall mean January 1, 1999.

         1.8 "Requirements" means one hundred percent (100%) of the commercial requirements for Bulk Drug Substance of Magainin, its Affiliates, subsidiaries, assignees, licensees and sublicensees in the Territory.

          1.9 "Segments" means the series of assembly steps forming the pexiganan molecule as referenced in the DMF and as described as follows:

--------------------------------------------------------------------------------
Step ( ):                         (

                                                                             )**
--------------------------------------------------------------------------------
Step ( ):                         (

                                                                             )**
--------------------------------------------------------------------------------
Step ( ):                         (

                                                                             )**
--------------------------------------------------------------------------------

          1.10    "Territory" means the entire world, except Europe.

2.        Obligations of the Parties
          --------------------------

          2.1     Magainin shall purchase, and Abbott shall supply, (      )   *
kilograms of Bulk Drug Substance to be delivered during the first Contract Year.

          2.2 On or before April 1, 1999, Magainin shall make an election regarding its purchase obligations for the remainder of the term of this Agreement, in accordance with Paragraph 2.2(a) or 2.2(b) as set forth below:

                  (a) Magainin shall purchase, and Abbott shall supply, a      *
minimum of (    ) kilograms of Bulk Drug Substance to be delivered during the second, third and fourth Contract Years, on delivery dates to be agreed upon by the parties; or, alternatively

                  (b) Magainin shall elect to purchase its Requirements for the remainder of Term.



                                       *   THE CONFIDENTIAL MATERIAL CONTAINED
                                           HEREIN HAS BEEN OMITTED AND HAS BEEN
                                           FILED SEPARATELY WITH THE COMMISSION

         2.3 Magainin hereby agrees to offer Abbott the opportunity to provide a proposal for the development, manufacture and supply of pexiganan acetate using recombinant technology based on capacity and ability, as mutually agreed upon by both parties. If Abbott's proposal is equivalent in cost, manufacturing and technical capability, facilities, delivery timing and scale to any bona fide proposal received by Magainin Magainin and Abbott shall enter into an agreement for the development, manufacture and supply of that pexiganan acetate.

3.       Price
         -----

         3.1      (a) The purchase price per gram for Bulk Drug Substance for
the first Contract Year shall be (                                          )  *
for the first (          )                                                     *
kilograms, and (                                                            )  *
for the next (          ),                                                     *
kilograms.

                  (b) The purchase price per gram for Bulk Drug Substance
purchased pursuant to Paragraph 2.2(a) hereof shall be (                    )  *
for the next (          )                                                      *
kilograms, as adjusted annually in accordance with C.P.l.-U.

                  (c) The purchase price per gram for Bulk Drug Substance purchased pursuant to Paragraph 2.2(b), or for any additional kilograms of Bulk Drug Substance beyond that purchased pursuant to Paragraph 2.2(a), shall be the purchase price set forth in Exhibit B.

                  (d) Abbott shall not be obligated to store Bulk Drug Substance beyond thirty (30) days from its manufacture. Notwithstanding the preceding sentence should


                                                   *  THE CONFIDENTIAL MATERIAL
                                                      CONTAINED HEREIN HAS BEEN
                                                      OMITTED AND HAS BEEN
                                                      FILED SEPARATELY WITH THE
                                                      COMMISSION

Abbott consent to such storage, Magainin shall pay Abbott at a rate to be negotiated between the parties, for any Bulk Drug Substance storage costs and/or inventory carrying charges incurred by Abbott in excess of thirty (30) days after the manufacture of the Bulk Drug Substance that is the subject of purchase order.

          3.2 Any federal, state, county or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), governmental license fee or other charge lawfully assessed or charged by governmental authorities on the manufacture, sale or transportation of Bulk Drug Substance sold pursuant to this Agreement shall be paid by Magainin.

          3.3 If the Bulk Drug Specifications are modified hereunder or the Bulk Drug Specifications must be modified by requirement of the FDA or other regulatory agency (or its foreign equivalent), and such modification increases Abbott's cost to manufacture Bulk Drug Substance, Abbott shall submit to Magainin a revised price for Bulk Drug Substance which reflects such cost increase and the adjusted price for Bulk Drug Substance shall be effective immediately thereafter. If such modification results in the requirement to reprocess and/or retest otherwise acceptable Bulk Drug, fifty percent (50%) of any additional costs incurred by Abbott in such reprocessing, retesting and/or regulatory filing shall be paid by Magainin upon submission by Abbott of documentation of such costs. In the event that Magainin has previously accepted Bulk Drug

Substance pursuant to Article 7, Magainin shall pay one hundred percent (100%) of any such additional costs.

          3.4 If Magainin requests that Abbott perform (or the FDA or its foreign equivalent requires) additional development work relating to Bulk Drug Substance, including but not limited to work relating to modified dosage forms of Bulk Drug Substance and validation of segments, the costs of such additional work shall be paid for by Magainin.

          3.5 Magainin shall pay Abbott for its direct costs pre-approved by Magainin, unrelated to the costs associated with filing, maintaining and updating the DMF as necessary, associated with (i) the FDA (and/or its foreign equivalent) filing by Abbott requested by Magainin, in support of Magainin's regulatory filings with respect to Bulk Drug Substance, and (ii) any work requested by Magainin to produce and assemble documentation for Bulk Drug Substance registrations both inside and outside the United States.

4.        Term and Termination
          --------------------

          4.1 Except as provided in Subparagraph 4.2, this Agreement shall commence on the Effective Date and shall terminate on the later of December 31, 2001 or the third anniversary of the commercial launch of finished product containing Bulk Drug Substance (the "Termination Date"). Thereafter, except as provided in Subparagraph 4.2, this Agreement shall continue automatically for one-year periods until terminated upon not less than ninety (90) days' written notice from either party to the other party. Notwithstanding the foregoing, in the event that Magainin has not received FDA approval of finished product containing Bulk Drug Substance on or before January 1, 2000, Abbott shall have the option to terminate this Agreement upon thirty
(30) days' written notice. In the event that Magainin has not received FDA approval of finished product containing Bulk Drug Substance on or before January 1, 2001, Magainin shall have the option to terminate this Agreement upon thirty
(30) days' written notice.

          4.2 Upon the occurrence of the following events, either party may terminate this Agreement by giving the other party sixty (60) days prior written notice:

          (i)     Upon the bankruptcy or insolvency of the other party; or

          (ii) Upon the material breach of any provision of this Agreement by the other party if the breach is not remedied prior to the expiration of such sixty (60) day notice period.

          4.3 Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto, including, but not limited to, the obligation to pay money or the requirement to supply or accept previously ordered Bulk Drug Substance, and shall be without prejudice to the rights and remedies of either party with respect to the antecedent breach of any of the provisions of this Agreement. Further, Paragraphs 10, 11, 12, 13, 15, 18 and 25 shall survive the termination of this Agreement.

5.       Forecasts and Orders
         --------------------

         5.1      Forecasting In the event that Magainin elects to purchase its
                  -----------
Requirements pursuant to Paragraph 2.2(b), Magainin shall give Abbott a forecast of

Magainin's estimated Requirements for the second Contract Year no later than April 1, 1999, broken down by Contract Quarter. Such forecast shall be updated by Magainin every six (6) months.

          5.2     Firm Orders In the event that Magainin elects to purchase its
                  -----------
Requirements pursuant to Paragraph 2.2(b), the following provisions shall apply:

          (a) On or before April 1, 1999, Magainin shall give Abbott a firm purchase order of its Requirements for Bulk Drug Substance for the fourth quarter of the second Contract Year.

          (b) On or before the third Contract Quarter of the first Contract Year, and each subsequent Contract Quarter thereafter, Magainin shall provide to Abbott a firm purchase order for Bulk Drug Substance to be purchased by Magainin during the next Contract Quarter not already covered by a firm purchase order.

          (c) Each firm purchase order shall specify the quantity of Bulk Drug Substance ordered and the required delivery date. Subject to the provisions of this Subparagraph 5.2, Abbott shall use its reasonable best efforts to deliver Bulk Drug Substance on or prior to the delivery date specified on the order as received. Magainin shall use its reasonable best efforts to smooth the quarterly requirements during each Contract Year.

          (d) A firm purchase order shall not be cancellable once it is issued to Abbott by Magainin.

6.        Manufacture of Bulk Drug Substance
          ----------------------------------

          6.1 Abbott shall manufacture, or cause to be manufactured, Bulk Drug Substance in compliance with cGMP's in accordance with all applicable governmental regulations and in conformance with the Bulk Drug Specifications. Bulk Drug Specifications may be modified from time to time by written agreement of the parties without the necessity of amending this Agreement. Abbott shall maintain all records as necessary and appropriate to demonstrate compliance with cGMP's.

          6.2 Abbott shall permit Magainin and SmithKline Beecham Inc., and, if agreed and consented to by Abbott, Magainin licensees or sublicensees, or any agent or consultant designated by Magainin in writing and who is under a binder of confidentiality, access during reasonable business hours and after reasonable notice to those areas of Abbott's manufacturing facilities where Bulk Drug Substance is manufactured, stored and handled and to manufacturing records of Bulk Drug Substance manufactured by Abbott solely for the purpose of Magainin performing a quality assurance audit of such facilities and activities; provided however that SmithKline Beecham, Inc., is under a binder of confidentiality. Following such inspections, Magainin will submit a report to Abbott with findings. If any items are identified as requiring follow-up action, then Abbott shall respond to Magainin in writing within thirty (30) days of the receipt of the report. Such response shall state actions Abbott plans to take to correct any such items and the proposed timing(s) therefor, and shall set forth those items that Abbott will not correct.

          6.3 Abbott shall maintain all regulatory and governmental permits, licenses and approvals that may be necessary to manufacture and ship Bulk Drug Substance to Magainin and, upon written request, will forward copies to Magainin of any such permit, license or approval.

          6.4 Abbott shall use its reasonable best efforts to report matters regarding the manufacture of Bulk Drug Substance to the FDA or other appropriate governmental authorities in accordance with pertinent laws and regulations. Abbott shall notify Magainin as soon as reasonably possible of any such matter and promptly furnish copies of such reports to Magainin.

          6.5 Abbott shall be responsible for handling and responding to any appropriate governmental agency inspections with respect to Bulk Drug Substance. Abbott shall provide to Magainin copies of all material correspondence between Abbott and any governmental agency in connection with any governmental inspection related to Bulk Drug Substance. Abbott shall advise Magainin as soon as reasonably possible of any requests by any governmental agency for such inspections with respect to Bulk Drug Substance.

          6.6 Abbott will not make material changes relating to the manufacturing process of Bulk Drug Substance (as set forth in the DMF) or relating to any of the raw materials, or controls used in the manufacture of Bulk Drug Substance without prior written consent of Magainin. In the event that Abbott believes that such change is necessary, Abbott will provide Magainin with written notice detailing such proposed change. In no event shall any change be implemented until Abbott has received written approval from Magainin. Such proposal shall not be unreasonably withheld. For the purposes of this Subparagraph, a material change shall be considered a change requiring prior approval by the FDA before it may be implemented, or a change that adversely affects the delivery or quality of Bulk Drug Substance.

          6.7 Abbott certifies it did not and will not knowingly use in any capacity the services of any person, including any firm or individual, debarred or subject to debarment under the Generic Drug Enforcement Act of 1992, amending the Food, Drug and Cosmetic Act at 21 USC 335a. Abbott agrees to notify Magainin immediately in the event any person providing services to Abbott under the scope of this work of this Agreement is debarred or becomes subject to debarment.

          6.8 Each shipment of Bulk Drug Substance delivered under this Agreement shall be accompanied by a certificate of analysis ("COA") in the form set forth in Exhibit C which shall specify that the delivered Bulk Drug Substance conforms to the Bulk Drug Specifications. Such form shall be mutually agreed upon by Abbott and Magainin. Magainin shall be under no obligation to accept any shipment of Bulk Drug Substance without an accompanying COA.

          6.9 Each party shall advise the other of any safety or toxicity problem of which either party becomes aware regarding the Bulk Drug Substance and any formulation containing Bulk Drug Substance within two (2) business days of becoming aware of such problem.

     6.10 Abbott agrees to make reasonable efforts to improve the productivity, efficiency, and quality of the process under which Bulk Drug Substance is manufactured. Abbott and Magainin shall meet from time to time to review and share ideas for these improvements.

     6.11 Abbott shall use its reasonable best efforts to ensure that all Bulk Drug Substance sold and shipped pursuant to this Agreement is manufactured in accordance with all applicable Federal, state and local environmental, health and safety laws and regulations in effect at the time and place of manufacture of Bulk Drug Substance. Further, Abbott shall use its reasonable best efforts to ensure that all waste, including but not limited to all hazardous waste, generated in the manufacture of Bulk Drug Substance is disposed of in accordance with all applicable Federal, state and local laws and regulations.

 7.  Acceptance of Bulk Drug Substance
     ---------------------------------

     (a) Magainin shall have a period of forty-five (45) days from the date of receipt of Bulk Drug Substance to inspect and reject any shipment of Bulk Drug Substance. Magainin shall notify Abbott in writing of any claim relating to damaged, defective or nonconforming Bulk Drug Substance or any shortage in quantity of any shipment of Bulk Drug Substance within such forty-five (45) day period. Failure to notify Abbott in writing of rejections within the forty-five
(45) day period shall constitute a waiver of all claims with respect to Bulk Drug Substance delivered hereunder and, in any event, any use of the Bulk Drug Substance by Magainin shall be deemed to mean satisfactory performance on the part of Abbott. In the event of such rejection or shortage, Abbott shall replace the rejected Bulk Drug Substance or make up the shortage within fifteen (15) days if replacement Bulk Drug Substance is available, at no extra cost to Magainin, and shall make arrangements with Magainin for the return of any rejected Bulk Drug Substance, such return shipping charges to be paid by Abbott. No claims under this Paragraph 7 with respect to delivered Bulk Drug Substance shall be greater in amount than the purchase price of such Bulk Drug Substance. Nothing in this Paragraph 7 shall be construed to limit the ability of Magainin to recover third party damages from Abbott under Paragraph 11.

     (b) In the event of a discrepancy between Magainin's and Abbott's test results such that one party's results fall within the Bulk Drug Substance Specifications and the other party's results fall outside the Bulk Drug Substance Specification's, the parties shall cause an independent tester to perform tests on samples of the allegedly defective Bulk Drug Substance using the validated methods that were implemented by Abbott during the development of Bulk Drug Substance. The independent tester's results shall be final and binding, and all related costs and expenses incurred as a result of such independent testing shall be borne by the erroneous party.

8.   Shipment and Delivery
     ---------------------

     8.1 Abbott shall prepare the Bulk Drug Substance for shipment and deliver the Bulk Drug Substance to the carrier F.O.B. Abbott's manufacturing facility in
North Chicago, Illinois for delivery to (                                   )  *


                                                  * THE CONFIDENTIAL MATERIAL
                                       14           CONTAINED HEREIN HAS BEEN
                                                    OMITTED AND HAS BEEN FILED
                                                    SEPARATELY WITH THE
                                                    COMMISSION

(                                     ), or a designate. Title and risk of     *
loss for Bulk Drug Substance shall pass to Magainin at the time Abbott delivers Bulk Drug Substance to the carrier designated by Magainin to transport Bulk Drug Substance. All shipping costs shall be borne by Magainin.

     8.2 Each delivery of Bulk Drug Substance shall be governed by the terms of this Agreement, and none of the conflicting terms or conditions of Magainin's purchase order form, Abbott's acknowledgment or invoice form shall be applicable, except those specifying special shipping instructions.

     8.3 All Bulk Drug Substance sold by Abbott to Magainin shall be free and clear of all liens, claims and encumbrances.

9.   Invoice
     -------

     (a)  In regard to the first (              )                              *
kilograms of Bulk Drug Substance shipped by Abbott to Magainin during the first Contract Year, Abbott shall invoice Magainin upon shipment. Magainin shall pay Abbott net seventy-five (75) days from the date of invoice.

     (b)  In regard to the remaining (                )                        *
kilograms of Bulk Drug Substance shipped by Abbott to Magainin during the first Contract Year, Abbott shall invoice Magainin as follows: (i) upon the completion
of Step (  ), a one time payment                                               *
of (
                                                ); and, (ii) upon the shipment *
of each of the (         ) kilogram                                            *
deliverables, (         )                                                     **


                                                  * THE CONFIDENTIAL MATERIAL
                                       15           CONTAINED HEREIN HAS BEEN
                                                    OMITTED AND HAS BEEN FILED
                                                    SEPARATELY WITH THE
                                                    COMMISSION

(                                                       ) per shipment (for a  *
total of (           )                                                         *
shipments). Magainin shall pay Abbott net seventy-five (75) days from the date of invoice.

     (c) In regard to the purchases of Bulk Drug Substance made by Magainin under Paragraph 2.2(a), Abbott shall bill Magainin according to the following schedule:

Step in Manufacturing Process           Percentage of Purchase Price Billed to
-----------------------------           --------------------------------------
                                            Magainin at Step Completion
                                            ---------------------------

          Step(   )                                     (   )%                **
          Step(   )                                     (   )%                **
          Step(   )                                     (   )%                **

Abbott shall invoice Magainin for the remaining purchase price upon shipment of Bulk Drug Substance. Magainin shall pay Abbott net forty-five (45) days from the date of invoice.

     (d) In regard to purchases of Bulk Drug Substance made by Magainin pursuant to Section 2.2(b), Abbott shall invoice Magainin upon shipment. Magainin shall pay Abbott net forty-five (45) days from the date of invoice.

     (e) Magainin shall pay a late payment service charge of one and one-half percent (1.5%) per month (or the highest amount allowed by law, if lower than one and one-half percent (1.5%)) on all past-due amounts.

10.  Warranties
     ----------

     10.1 Abbott warrants that (i) Bulk Drug Substance delivered to Magainin pursuant to this Agreement shall conform with the Bulk Drug Specifications and shall be in compliance with applicable laws and regulations, (ii) Bulk Drug Substance is and


                                                    * THE CONFIDENTIAL MATERIAL
                                       16             CONTAINED HEREIN HAS BEEN
                                                      OMITTED AND HAS BEEN FILED
                                                      SEPARATELY WITH THE
                                                      COMMISSION
shall be manufactured in accordance with cGMP and all applicable federal rules and regulations, (iii) Bulk Drug Substance shall be free from defects in materials and workmanship and shall not be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act, and is not an article which may not, under the Act, be introduced into interstate commerce, (iv) to the best of Abbott's knowledge, any Confidential Information provided by Abbott does not, and will not for the term hereof, infringe any patent or other proprietary right of any third party, and (v) it owns or controls all of the rights, title and interest in and to all Confidential Information provided by Abbott to Magainin under this Agreement and the Purchase Orders. ABBOTT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK DRUG SUBSTANCE. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY ABBOTT.

     10.2 Magainin warrants to Abbott that (i) to the best of Magainin's knowledge, any Confidential Information provided by Magainin to Abbott does not, and will not for the term hereof, infringe any patent or other proprietary right of any third party, (ii) that any Bulk Drug Substance shipped to Magainin shall be stored in a manner that conforms to cGMP, and (iii) it owns or controls all of the rights, title and interest in and to all Confidential Information provided by Magainin to Abbott under this Agreement and the Purchase Orders.

     10.3 In no event shall either party be liable to the other party for indirect, incidental or consequential damages, including without limitation, lost revenues or profits. Nothing in this Subparagraph 10.3 shall abdicate the rights of Abbott or Magainin to recover third party damages under Paragraph 11.

11.  Indemnification
     ---------------

     11.1 Magainin shall defend, indemnify and hold Abbott and its Affiliates and their respective employees, directors, officers and agents harmless against any liability, judgment, demand, action, suit, loss, damage, cost and other expense (including reasonable attorney's fees) ("Liability") resulting from any third party claims made or proceedings brought against Abbott to the extent such Liability arises from (i) Magainin's negligence or willful act or omission in the testing, use, manufacture, promotion, marketing, sale, distribution, packaging, labeling, handling, or storage of Bulk Drug Substance and/or formulations containing Bulk Drug Substance; (ii) Magainin's material breach of this Agreement; (iii) any infringement set forth in Subparagraph 10.2;
(iv) the alleged release or threat of release of a hazardous substance at either: (A) the place of manufacture of any finished product containing Bulk Drug Substance, or (B) the place that any waste, including but not limited to any hazardous waste, generated in the manufacture of any finished product containing Bulk Drug Substance has been treated, stored or disposed; or (v) Magainin's breach of any warranty set forth in Subparagraph 10.2.

     11.2 Abbott shall defend, indemnify and hold Magainin and its Affiliates and their respective employees, directors, officers and agents harmless against any Liability resulting from any third party claims made or proceedings brought against Magainin to the extent that such Liability arises from (i) Abbott's negligence or willful act or omission in the manufacture, handling or storage of Bulk Drug Substance; (ii) Abbott's material breach of this Agreement; (iii) any infringement set forth in Subparagraph 10.1; (iv) the alleged release or threat of release of a hazardous substance at either: (A) the place of manufacture of Bulk Drug Substance, or (B) the place that any waste, including but not limited to any hazardous waste, generated in the manufacture of Bulk Drug Substance has been treated, stored or disposed; or (v) Abbott's breach of any warranty set forth in Subparagraph 10.1.

     11.3 Each party shall notify the other promptly of any threatened or pending claim or proceeding covered by any of the above Subparagraphs in this Paragraph 11 and shall include sufficient information to enable the other party to assess the facts. Each party shall cooperate fully with the other party in the defense of all such claims. No settlement or compromise shall be binding on a party hereto without its prior written consent.

12.  Proprietary Ownership of Technology and License Grants
     ------------------------------------------------------

     12.1 Abbott shall own any discovery or invention, whether or not patentable (an "Invention"), consisting of a solution phase process or any other process of manufacturing Bulk Drug Substance and all plans, procedures, specifications, technology, know-how, and other information reasonably necessary for the practice of the Invention that is conceived and reduced to practice by Abbott personnel in the conduct of the work hereunder, and under all prior Purchase Orders. Abbott and

Magainin shall jointly own any Invention consisting of a solution phase process or any other process of manufacturing Bulk Drug Substance that is conceived or reduced to practice hereunder and under all prior Purchase Orders as to which at least one Abbott employee and at least one Magainin employee are co-inventors. Magainin shall exclusively own (a) any Invention consisting of improvements, modifications, enhancements, refinements or new uses of Bulk Drug Substance, and
(b) subject to the first two sentences of this Paragraph 12, any Magainin Confidential Information, that is conceived or reduced to practice in the conduct of the work hereunder, regardless of which party conceived or reduced such Invention to practice.

     12.2 In the event that Magainin seeks a license to Abbott's Inventions prior to the second anniversary of the Termination Date, then Magainin shall make payments in accordance with the following schedule:

     Termination Date/License Grant            Payment      Due Date
     ------------------------------            -------
     On or before the Termination Date          (   )       (   ) at time of  **
                                                            license grant,
                                                            (   ) every three  *
                                                            (3) months
                                                            thereafter

     After the Termination Date but             (   )       (   ) at time of  **
     on or before the Second                                license grant,
     Anniversary of the Termination Date                    (   ) every three  *
                                                            months thereafter

     Anytime after the Second                   (   )       (   ) at time of  **
     Anniversary of the Termination                         license grant
     Date


                                                   * THE CONFIDENTIAL MATERIAL
                                       20            CONTAINED HEREIN HAS BEEN
                                                     OMITTED AND HAS BEEN FILED
                                                     SEPARATELY WITH THE
                                                     COMMISSION

Subject to the payment terms set forth above, as applicable, Magainin shall need no further license from Abbott for the use of Abbott Inventions.

     12.3 If the parties terminate the Supply Agreement, Abbott will assist Magainin with regard to Magainin's transition to another supplier or to internal production of Bulk Drug Substance, as the case may be, at Abbott's sole cost, for a period not to exceed six (6) man months. Any additional assistance requested by Magainin shall be paid for by Magainin.

13.  Confidential Information
     ------------------------

     Neither party shall use or disclose any Confidential Information received by it pursuant to this Agreement without the prior written consent of the other party. Except as provided in the following sentence, nothing contained in this Paragraph shall be construed to restrict the parties from disclosing Confidential Information as is reasonably necessary to perform acts permitted by this Agreement. However, if either party is required or feels it necessary to disclose any Confidential Information received by it pursuant to this Agreement (whether by audit or otherwise) to any third party or governmental agency in compliance with any federal, state and/or local laws and/or regulations, or pursuant to an order of a court of competent jurisdiction, the disclosing party shall notify the party owning such Confidential Information immediately, prior to any such disclosure, in order to enable the owning party to protect its Confidential Information. In any event, the disclosing party shall make any disclosures of Confidential Information received by it pursuant to this Agreement only to the extent required, and only to such persons who have a need to know. The obligations of the parties relating to Confidential Information shall expire five (5) years after termination of this Agreement.

14.      Force Majeure
         -------------

         Any delay in the performance of any of the duties or obligations of any party (except the payment of money due hereunder) caused by an event outside the affected party's reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of the public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; delays in the delivery of raw materials; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

15.      Recalls
         -------

         In the event (i) any government authority issues a request, directive or order that the Bulk Drug Substance or Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Magainin reasonably determines after consultation with Abbott that the Bulk Drug Substance or Product should be recalled, the parties shall take all appropriate corrective actions. In the event that such recall results from the failure of the Bulk Drug Substance to meet the Bulk Drug Specifications, and such failure could not reasonably be detected by Magainin within the forty-five
(45) day acceptance period set forth in Paragraph 7, Abbott shall be responsible for all expenses of the recall. In all other cases, Magainin shall be responsible for the expense of recall, including the expense or service fee associated with the representatives' time. For the purposes of this Agreement, the expenses of recall shall include, without limitation, the expense of notification and destruction or return of the recalled Bulk Drug Substance or Product, but not the expense or service fee associated with the representatives' time which shall in all cases be borne by Magainin. The remedy set forth above shall constitute the sole remedy under this Paragraph 15.

16.      Notices
         -------

         All notices hereunder shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, mailed by express mail service or given by facsimile, to the following addresses of the respective parties:

              If to Abbott:     Abbott Laboratories
                                President
                                Chemical and Agricultural Products Division
                                Department 390, Building Al
                                1401 Sheridan Road
                                North Chicago, IL 60064-4000

                                Fax Number: 847/938-2315
              with copy to:     Abbott Laboratories
                                Senior Vice President and General Counsel
                                Department 364, Building AP6D
                                100 Abbott Park Road
                                Abbott Park, IL 60064-3500

                                Fax Number: 847/938-6277

              If to Magainin:   Magainin Pharmaceuticals, Inc.
                                5110 Campus Drive
                                Plymouth Meeting, Pennsylvania 19462

                                Attn:  Chief Executive Officer

                                Fax Number: 610/941-5399

Notices shall be effective upon receipt if personally delivered, on the third business day following the date of mailing if sent by certified or registered mail, and on the second business day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile. A party may change its address listed above by notice to the other party.

17.      Binding Effect
         --------------

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns and successors in interest.

18.      Applicable Law
         --------------

         This Agreement shall be construed, interpreted and governed by the laws of the State of Illinois, except for choice of law rules. Any controversy or claim arising out of relating to this Agreement, or the breach thereof, shall be resolved by the alternative dispute resolution process described in Exhibit D; provided, however, that each party may seek injunctive relief to prevent the breach of the other party's obligations under this Agreement.

19.      Assignment
         ----------

         Neither party shall assign this Agreement or any part thereof without the prior written consent of the other party; provided, however, that this Agreement may be assigned by either party to a third party purchaser in the event of an acquisition of at least fifty (50%) percent of Magainin. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation that such party then has hereunder.

20.      Entire Agreement
         ----------------

         20.1 Except as provided in Subparagraph 20.2 below this Supply Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto. No party shall claim any amendment, acknowledgment or acceptance of purchase order forms or otherwise, unless in writing signed by an authorized representative of each party.

         20.2 This Agreement shall not supersede or replace any of the Purchase Orders, all of which shall be interpreted consistently with this Agreement.

21.      Severability
         ------------

         This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

22.      Waiver
         ------

         No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

23.      Exhibits
         --------

         All Exhibits referenced herein are hereby made a part of this Agreement.

24.      Counterparts
         ------------

         This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but that together shall constitute one and the same instrument.

25.      No Disclosure of Agreement
         --------------------------

         Neither party shall disclose the provisions of this Agreement without the prior written approval of the other party. Neither party shall use the name of the other party in any publicity or advertising without the other party's prior written consent, except as may be required by law.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the later date written below.


ABBOTT LABORATORIES INC.                          MAGAININ PHARMACEUTICALS INC.


By: [SIGNATURE APPEARS HERE]                      By: /s/ M. Dougherty
   ---------------------------                       ---------------------------
Title: DIV. VP.                                   Title: PRES., CEO
      ------------------------                          ------------------------
Date: 12/22/98                                    Date: 12/18/98
     -------------------------                         -------------------------

                                   Exhibit A
                                   ---------
                                Specifications

***




                                       *  THE CONFIDENTIAL MATERIAL CONTAINED
                                          HEREIN HAS BEEN OMITTED AND HAS BEEN
                                          FILED SEPARATELY WITH THE COMMISSION

                                   Exhibit B
                                   ---------
                                    Pricing


 Annual Volume Commitment (Kilograms)                   *Price per Gram
 ------------------------------------                   ---------------

                (   )                                        (   )            **
                (   )                                        (   )            **
                (   )                                        (   )            **
                (   )                                        (   )            **
                (   )                                        (   )            **
                (   )                                        (   )            **


*Annual price increases based on CPI-U





                                            * THE CONFIDENTIAL MATERIAL
                                              CONTAINED HEREIN HAS BEEN OMITTED
                                              AND HAS BEEN FILED SEPARATELY WITH
                                              THE COMMISSION

ABBOTT LABORATORIES
Chemical and Agricultural Products Division             Exhibit C
North Chicago Illinois 60064-4000                       ---------
TEL:  1-800-323-9597 FAX: 1-847-938-6035
================================================================================
                                                   Quality Health Care Worldwide

                            CERTIFICATE OF ANALYSIS
      22--Oct--1996

      ***














     The undersigned certifies this to be a true copy of the results of tests and assays conducted by ABBOTT LABORATORIES.


     /s/ Susan Kendzior

     Susan Kendzior
     Quality Assurance
                                                   *  THE CONFIDENTIAL MATERIAL
                                                      CONTAINED HEREIN HAS BEEN
                                                      OMITTED AND HAS BEEN FILED
                                                      SEPARATELY WITH THE
                                                      COMMISSION

                                   Exhibit D
                                   ---------

                         Alternative Dispute Resolution

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement that relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.


1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR") 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

     (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

     (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

     (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

     (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or
          (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in Sections 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

     (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

     (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

     (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

     (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding. Except as expressly set forth in Sections 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

     (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

     (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

     (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

     (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

     (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

     (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

     (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in Section 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.